                                                                     EXHIBIT 5

                      [Wyatt, Tarrant & Combs Letterhead]



                             January 28, 1998

Board of Directors
Mid-America Bancorp
500 West Broadway
Louisville, Kentucky  40202

Ladies and Gentlemen:

          We have acted as counsel to Mid-America Bancorp, a Kentucky corporation (the "Company"), in connection with the registration of 1,023,182 shares of the Company's common stock (the "Shares"), on the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares are issuable upon the exercise of options granted under the 1995 Incentive Stock Option Plan of Mid-America Bancorp and Employment Agreements, each dated April 5, 1993, between the Company and Gail Pohn and Robert H. Sachs (collectively, the "Plans").

          We have examined and are familiar with the Company, its organization and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion.

          We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of exercise of options under the Plans and that, on the dates of exercise, the options will have been duly executed and delivered and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectuses delivered to participants in the Plans pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plans, will be validly issued, fully paid and nonassessable.

          We express no opinion with respect to Shares issuable upon the exercise of options granted under the Plans which are purchased by the Company on the open market or in private transactions and are not original issuance shares.

          This opinion is limited to the laws of the Commonwealth of Kentucky and the federal laws of the United States of America,

Board of Directors
Mid-America Bancorp
January 28, 1998
PAGE 2


and we express no opinion as to the laws of any jurisdiction other than those specified.

          This opinion is directed to the Board of Directors of the Company and may not be relied upon by any persons other than said directors, recipients of the prospectus and participants in the Plan. We further assume there will be no change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

          We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Sincerely,

                              WYATT, TARRANT & COMBS


                              /s/ WYATT, TARRANT & COMBS